AMENDED SCHEDULE A to the DISTRIBUTION AGREEMENT between

PFS Funds and Rafferty Capital Markets, LLC

     Pursuant to Section 1 of the Distribution Agreement among PFS Funds (the “Fund”) and Rafferty Capital Markets, LLC (“RCM”), the Fund hereby appoints RCM as its agent to be the principal underwriter of the Fund with respect to its following series:

Wireless Fund
Castle Focus Fund
Bretton Fund
Christopher Weil & Company Core Investment Fund
Ensemble Fund
Taylor Frigon Core Growth Fund
Cargile Fund
Castle Tandem Fund
Alpha Fiduciary Quantitative Strategy Fund

Dated: June 11, 2019

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